Exhibit 10.54

FIRST AMENDMENT TO
REDEVELOPMENT AGREEMENT

        THIS FIRST AMENDMENT TO REDEVELOPMENT AGREEMENT (this “First Amendment”) is made as of October 5, 2004 (the “First Amendment Effective Date”), by and between the NEW JERSEY SPORTS AND EXPOSITION AUTHORITY, a public body corporate and politic with corporate succession and having an address at Meadowlands Sports Complex, 50 State Route 120, East Rutherford, New Jersey 07073 (the “Authority”), and MEADOWLANDS MILLS/MACK-CALI LIMITED PARTNERSHIP, a Delaware limited partnership, having an address at c/o The Mills Corporation, 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209, and its permitted successors and assigns (the “Developer”). The Developer and the Authority are referred to herein individually as a “Party” and collectively as the “Parties”.

        W I T N E S S E T H:

        WHEREAS, the Authority and the Developer are parties to that Redevelopment Agreement dated as of December 3, 2003 (the “Original Redevelopment Agreement”); and

        WHEREAS, the Parties wish to amend the Original Redevelopment Agreement to modify certain terms and conditions thereof.

        NOW, THEREFORE, in consideration of the promises and mutual obligations of the Parties hereto and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, do hereby covenant and agree with each other as follows:

        SECTION 1.  Definitions; Effect of Amendment.

        (a)     Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Original Redevelopment Agreement.

        (b) This First Amendment is an amendment to the Original Redevelopment Agreement. Unless the context of this First Amendment otherwise requires, the Original Redevelopment Agreement and this First Amendment shall be read together and shall have effect as if the provisions of the Original Redevelopment Agreement and this First Amendment were contained in one agreement. In the event of a conflict between the Original Redevelopment Agreement and this First Amendment, the First Amendment shall control absent a manifest intent to the contrary. After the First Amendment Effective Date, all references in the Original Redevelopment Agreement to the “Original Redevelopment Agreement”, “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Original Redevelopment Agreement shall mean the Original Redevelopment Agreement as amended by this First Amendment.

        SECTION 2.  Empire Tract; Wetlands Mitigation Bank. The understanding of the Parties with respect to the Empire Tract and the Wetlands Mitigation Bank is memorialized in that certain Agreement of even date by and between the Authority and the Developer, a copy of which is attached hereto as Exhibit “A” (the “WMB Agreement”). From and after the date of execution of the WMB Agreement, all rights, duties and obligations of the Developer to the Authority relating to the Empire Tract and the Wetlands Mitigation Bank shall be governed by the terms and conditions of the WMB Agreement.

        SECTION 3.  Exhibit H-1; Existing Sports Complex Agreements.

        (a)       Exhibit “H-1". As contemplated by Section 3.7(c) of the Original Redevelopment Agreement, the Parties acknowledge and agree that Exhibit “B” attached hereto shall be Exhibit “H-1", and it is further acknowledged and agreed to be the final list of documents and agreements that shall constitute the “Existing Sports Complex Agreements.” It is understood and agreed upon by the parties hereto that subject to the terms of Section 3.7(e) of the Original Redevelopment Agreement and subject to Section 6 below, that Developer recognizes (i) those Existing Sports Complex Agreements identified on Exhibit “H-1” as Items 1-8 (Giants, Jets, Devils, Nets and Metrostars) (the “Franchise Team Agreements”); (ii) those Existing Sports Complex Agreements identified on Exhibit “H-1” as Items 19-21 (Interstate Developers), Items 33-35 (Continental Airlines), Items 53-54 (Pepsi) and Items 47-49 (Mrs. Fields) (the “Vendor Agreements”), and (iii) the remaining Existing Sports Complex Agreements listed on Exhibit “H-1", subject to the following terms and conditions:

(A) Authority Representation. Section 16.2 of the Original Redevelopment Agreement is amended to add the following additional representations and warranties by the Authority:

(vii) Except for the Franchise Team Agreements, Vendor Agreements and those agreements noted in Section 16.2(viii) below, all of the remaining Existing Sports Complex Agreements listed on Exhibit “H-1” expire or terminate by their terms (without further rights to renew or extend) prior to December 20, 2007.

(viii) Those Items identified on Exhibit H-1 as Items 70, 71 and 73 (Aramark); Items 26 – 27 (Hess), Item 59 (Star Ledger) and Item 56 (The Record) may extend or be extended beyond December 20, 2007, but (i) do not have a Material Adverse Effect on the Developer or the Project, (ii) do not result in Authority Interference, (iii) breach the non-competition and other restrictive covenants provided in this Agreement and/or (iv) do not result in a breach by the Authority of the Project Agreements.

(B) Continuing Covenant. The following shall be added to the Original Redevelopment Agreement as the last sentence of Section 3.7(e): “In addition to the foregoing, the Authority covenants and agrees to add the following language to any amendment, modification, extension, or renewal of any Existing Sports Complex Agreements and/or New Sports Complex Agreements entered into from and after the date hereof except those New Sports Complex Agreements relating to naming rights to the Arena or existing advertising inventory at the Sports Complex: “Notwithstanding anything to the contrary set forth in this [name of contract, license, agreement etc.] the rights granted to the [contracting party] shall not extend to any portion of the Meadowlands Sports Complex located east of New Jersey Route 120 [other than as expressly permitted under the Original Redevelopment Agreement with respect to the interior space of the Arena].”

(C) Indemnification. Section 17.7 shall apply to the provisions of this Section 3.

(D) Recognition and Priority. Subject to the foregoing and in reliance on Section 6 of this First Amendment with respect to the Franchise Team Agreements, Developer reaffirms that Developer recognizes the Existing Sports Complex Agreements and acknowledges that, subject to the terms and conditions of the Original Redevelopment Agreement as amended hereby, the rights granted to Developer and the obligations assumed by Developer are in all respects subordinate to the rights and obligations of parties to the Existing Sports Complex Agreements.

        SECTION 4.  Development Rights Fee.  Section 5.2 is hereby amended as follows:

(a) Section 5.2(a)(i) of the Original Redevelopment Agreement is amended so that the phrase “on the Ground Lease Closing Date” is deleted and the phrase: “Development Rights Fee Funding Date (as hereinafter defined)” is substituted therefor.

(b) Section 5.2 of the Original Redevelopment Agreement is hereby amended to add a new Section 5.2 (e) which will supercede the Parties’ understanding with respect to the timing for the payment of the Development Rights Fee as well as the conditions for execution and delivery of the Ground Lease. New Section 5.2(e) shall be inserted immediately following the end of Section 5.2(d) of the Original Redevelopment Agreement as follows:

Section 5.2(e). Certain Modifications; Development Rights Fee Funding Date.

(i) Amendments to Certain Defined Terms. For purposes of this Agreement, the Ground Lease Closing Date shall be comprised of two events namely, a Ground Lease Execution Date which shall occur contemporaneously with the execution of this First Amendment and a Development Rights Fee Funding Date which the Parties have agreed shall occur on December 20, 2004, subject to adjustment as provided below (the “Development Rights Fee Funding Date”). The conditions precedent to the Ground Lease Execution Date shall be governed by the terms and conditions of Section 5.2 (e)(ii) below and deemed satisfied upon execution and delivery of the documents and agreements identified in Section 5.2(e)(ii) below. The payment of the Development Rights Fee shall be governed by the terms of Section 5.2(e)(iii) below. The conditions precedent to the Development Rights Fee Funding Date (including without limitation, the Material Conditions) shall be governed by the terms of the Original Redevelopment Agreement, as amended hereby. At such time as the Ground Lease Execution Date has occurred, except as expressly modified by the terms and conditions of this First Amendment or those Project Agreements executed on the Ground Lease Execution Date, thereafter, the Development Rights Fee Funding Date shall be used interchangeably with the defined terms used in the Original Redevelopment Agreement for the “Ground Lease Closing” and/or “Ground Lease Closing Date” (hereinafter sometimes collectively, the “Ground Lease Closing Date”).

(ii) Ground Lease Execution Date. The additional conditions precedent to the Ground Lease Execution Date shall be the following (which when taken together with the execution of the Ground Lease shall constitute satisfaction of the conditions precedent to the Ground Lease Execution Date):

(A) Delivery by Authority of the fully executed and authorized Second Addendum to Settlement Agreement by and between the Authority and East Rutherford (the “Second Addendum”); and

(B) Delivery by Authority and Developer of the fully executed and authorized WMB Agreement.

The Authority shall continue to hold the Deposit Letter of Credit until the Development Rights Fee Funding Date.

(iii) Development Rights Fee Funding Date. On or prior to the Development Rights Fee Funding Date, the Material Conditions shall have been satisfied, and the Parties shall execute and deliver those documents and agreements contemplated pursuant to the Approved Master Plan and this Agreement. If prior to December 20, 2004 either an Unwind Event and/or an Intervening Event, as such terms are defined in Exhibit “C” attached hereto, has occurred and/or is continuing, the Developer shall have the right to postpone the Development Rights Fee Funding Date until the earlier to occur of (A) thirty (30) days following final resolution of the Unwind Event or Intervening Event, as the case may, or (B) some earlier date designated by Developer upon thirty (30) days prior written notice, but in no event later than the Material Conditions Termination Date (i.e. March 31, 2005). If the Development Rights Fee Funding Date has not occurred and Developer has commenced construction activity on the Project Site, the Developer shall stop construction activity on the Project Site during the period of any postponement (other than that reasonably necessary to secure the site to avoid waste or injury). If an Intervening Event and/or Unwind Event exists on the Material Conditions Termination Date (March 31, 2005), Developer shall have the right to either (x) exercise the Unwind Rights described in Section 5.5 hereinbelow or (y) proceed to the Development Rights Fee Funding Date, subject to the Development Rights Funding Date requirements provided herein, but reserving Developer’s rights to exercise Unwind Rights at any time thereafter through the Final Unwind Date (as defined below) or extend the subsequent Tranche Dates as provided hereinbelow. The period of any postponement of the Development Rights Fee Funding Date shall adjust all dates provided herein day-for-day including but not limited to the subsequent Tranche Payment Dates and Final Unwind Date described below.

On the Development Rights Fee Funding Date, the Development Rights Fee shall be paid by Developer in accordance with the terms of this Agreement; provided, however, that in the event that (A) the Project Litigation as described on Exhibit “D” attached hereto shall not have been settled or otherwise resolved to the satisfaction of the Developer or (B) all of the Development Approvals shall not have been issued by the applicable Governmental Body on or prior to the Development Rights Fee Funding Date, the Developer may at the election of Developer deposit the entire Development Rights Fee into escrow as provided hereinbelow. In the event that Developer elects to deposit the Development Rights Fee into escrow, the Development Rights Fee shall be maintained and disbursed as follows:

(A) On the Development Rights Fee Funding Date, Developer shall (1) deposit the full Development Rights Fee in immediately available funds into escrow pursuant to a commercially reasonable and customary escrow agreement prepared by the Title Company and mutually satisfactory to the Parties (the “Fee Escrow”), (2) authorize release from the Fee Escrow a payment to the Authority in an amount equal to the monies that the Authority shall become obligated to pay by reason of any required redemption or defeasance of bonds, notes or other obligations of the Authority under applicable federal tax law as determined by bond counsel to the Authority and evidenced to Developer, and, in the case of the Authority’s State Contract Bonds, 2002 Series B-1 and B-2, the termination of a pro-rata portion of the Authority’s Interest Rate Exchange Agreement with Merrill Lynch Capital Services, Inc., resulting from the execution and delivery of the Component Leases currently estimated to be approximately Thirty Six Million Dollars ($36,000,000) based on current interest rates as of October 1, 2004 (the “Defeasance Payment”); and (3) authorize the release from the Fee Escrow a payment in the amount of Twenty Six Million Eight Hundred Thousand Dollars ($26,800,000)(the “WMB Payment”). On the Development Rights Fee Funding Date, the Authority shall (X) make payment to the Developer in the amount provided in the WMB Agreement, subject to the Developer’s concurrent performance of its obligations under the WMB Agreement; (Y) defease bonds in an amount equal to the Defeasance Payment, and (Z) return the Deposit Letter of Credit to the Developer. The balance remaining in the Fee Escrow following the disbursement of the Defeasance Payment and the WMB Payment (the Defeasance Payment and the WMB Payment, collectively, the “First Tranche Payment”) shall be disbursed subject to the terms and conditions hereof in three (3) equal installments (together with interest earned thereon through the date of the applicable Tranche Payment) which shall each be referred to herein as a “Tranche Payment”.

(B) Ninety (90) days after the Development Rights Fee Funding Date (as same may have been adjusted as provided herein) (the “Second Tranche Date”), Developer shall authorize release from the Fee Escrow to the Authority a second Tranche Payment. If an Unwind Event or Intervening Event exists on the Second Tranche Date, Developer shall have the right to postpone the Second Tranche Date until the earlier to occur of (1) final resolution of the Unwind Event or Intervening Event, as the case may, or (2) ninety (90) days from the Second Tranche Date. If Developer elects to postpone the Second Tranche Date, the Developer shall stop construction activity during the period of any postponement (other than that commercially necessary to secure the site to avoid waste or injury). If the Intervening Event and/or Unwind Event has not been resolved within said 90-day period, Developer shall have the right to exercise the Unwind Rights described below in Section 5.5 hereinbelow or proceed with the release of the Second Tranche, reserving Developer’s rights to exercise Unwind Rights at any time thereafter through the date of the Final Unwind Date defined below. As provided above, the period of any postponement of the Ground Lease Closing Date shall adjust all contractual dates day for day including but not limited to the subsequent Tranche Payment dates described below and the Final Unwind Date.

(C) Ninety (90) days after the Second Tranche Date as the same may have been adjusted (the “Third Tranche Date”), Developer shall authorize release from the Fee Escrow to the Authority a third Tranche Payment. If an Unwind Event and/or Intervening Event exists on the Third Tranche Date, Developer shall have the same rights and obligations described above applicable to the second Tranche Payment and Second Tranche Date.

(D) Ninety (90) days after the Third Tranche Date as may have been adjusted (“Final Tranche Date”), Developer shall authorize release from the Fee Escrow to the Authority the final Tranche Payment, together with any accrued but unpaid interest in the Fee Escrow. If an Unwind Event and/or Intervening Event exists on the Final Tranche Date, Developer shall have the same rights and obligations noted above applicable to the second Tranche Payment and third Tranche Payment and Second Tranche Date and Third Tranche Date.

(E) Notwithstanding anything to the contrary in this Section 5.2(e), after the First Amendment Effective Date, upon the occurrence of an Unwind Event, Developer shall have the right at any time thereafter through the Final Unwind Date (as defined in Section 5.5 below) to exercise the Unwind Rights in accordance with Section 5.5 below.

(iv) Except to the extent expressly provided in this Section 5.2(e), the times for performance provided in this Section 5.2(e) shall not be subject to extension by reason of the occurrence of those events described in subsections (iii), (iv) and (vi) in the definition of “Force Majeure Events” provided herein.

        SECTION 5.  Unwind Right. Article 5 is further amended to add a new Section 5.5 as follows:

Section 5.5 Unwind Right. (a) The Authority and Developer have agreed that that Developer shall have the right to “unwind” the transaction and terminate the Ground Lease and the then current Project Agreements (collectively, the “Unwind Rights”) in accordance with Section 5.2(e) within twelve (12) months from the Development Rights Fee Funding Date (“Final Unwind Date”). Developer shall exercise these Unwind Rights pursuant to a written notice to the Authority delivered on or before the Final Unwind Date. In addition, the Authority and Developer agree that if an Unwind Event occurs and/or is continuing beyond the Final Unwind Date, the Developer shall have the rights set forth in Section 5.5(e) hereinbelow, but shall have no right to a refund or disgorgement of the Development Rights Fee. Except as provided in Section 5.5(e), Developer shall not have the right to exercise the Unwind Rights after the Final Unwind Date.

        (b)        If the Developer timely elects to exercise the Unwind Rights prior to the Final Unwind Date:

(i) Authority shall pay to Developer an amount equal to the Development Rights Fee (“Unwind Payment”). The Authority shall be entitled to a credit against the Unwind Payment in the amount of $26,800,000 to the extent paid to the Developer pursuant to the WMB Agreement. The Authority shall be obligated to make the Unwind Payment within ninety (90) days after delivery of the notice from Developer exercising the Unwind Rights (the “Outside Payment Date”). The obligation of the Authority to make the Unwind Payment on the Outside Payment Date may be tolled for the period reasonably necessary to implement (and conditioned upon the Authority’s participation in) the provisions of Section 5.5(e) but in no event longer than 180 days from the date of delivery of the notice from Developer exercising the Unwind Rights.

(ii) Once conveyed to the Trust (as defined in the WMB Agreement), neither the Authority nor the Developer shall have the right to terminate or unwind the transaction related to the Empire Tract and the WMB Agreement. Once conveyed to the Trust, the Developer shall have no further rights, duties or obligations to the Authority relating to the Empire Tract except as expressly stated in the WMB Agreement.

(iii) Except for those duties and obligations expressly stated to survive the termination of the Redevelopment Agreement and/or the Project Agreements, Developer shall have no further duties or obligations to the Authority with respect to the Project Site and/or under the Project Agreements unless and until there is an agreement accepted by the parties arising out of Section 5.5(e); provided, however, that Developer shall have the obligation prior to terminating the Ground Lease and the Project Agreements then in effect to take such commercially reasonably actions as may be required to (1) secure the Project Site for safety, (2) repair any damage caused by Developer with respect to roads within the Meadowlands Sports Complex or the existing public roads such that the roads are in substantially similar condition as existed immediately prior to commencement of such construction activity by Developer and (3) except to the extent Developer elects to construct the Garages as provided in Section 5.5(d) hereof, repair any damage caused by Developer with respect to surface parking areas within the Meadowlands Sports Complex such that the surface parking areas are in a condition to accommodate 4,000 parking spaces on the Project Site.

        (c)        The Authority’s obligation to make the Unwind Payment shall be secured by the following and Authority shall take such action as Developer may reasonably request to evidence or effect Authority’s obligations under this Section 5.5(c):

(i) Any funds remaining in the Fee Escrow at the time the Developer exercises the Unwind Rights shall be paid to the Developer as a credit against the Unwind Payment obligation (interest remaining in the Fee Escrow shall be payable to Developer and shall not be applied as a credit against the Authority’s obligation to make the Unwind Payment to Developer).

(ii) If the Authority fails to make the Unwind Payment by the Outside Payment Date (subject to tolling as aforesaid), the Authority shall pay to Developer interest on the unpaid portion of the Unwind Payment at the rate of 3% above the “Prime Rate” as published in The Wall Street Journal commencing on the Outside Payment Date until the unpaid portion of the Unwind Payment is paid in full.

(iii) The Developer shall not be required or obligated to execute a release any recorded memorandum of Ground Lease or any recorded document memorializing any of the rights of first refusal and/or rights of first offer granted to Developer or any tenant under a Component Lease pursuant to the terms of the Redevelopment Agreement until the Unwind Payment is made. Authority’s obligations under the Ground Lease and then current Project Agreements shall not be released or terminated (notwithstanding Developer’s release of all duties and obligations thereunder) until the Unwind Payment is made to Developer. Upon full payment of the Unwind Payment, the Authority and Developer shall, subject to Section 5.5(e), execute customary releases of each other with respect to the Ground Lease and the current Project Agreements.

(iv) A contractual commitment evidenced hereby that Developer shall be repaid the Unwind Payment and/or Garage Payment on a priority basis from any consideration received by the Authority from the future development of the Project Site or bond proceeds arising from a future bond issuance.

(v) All revenue from the Garages (as defined below) shall be collected by Authority and paid to the Developer on a priority basis to repay the Unwind Payment. For purposes hereof, “priority basis” shall mean that all revenue shall be paid to Developer with a deduction from such revenue only of the amounts owed under the Franchise Team Agreements, reasonable market operating expenses and a reasonable market management fee.

(vi) The Authority shall negotiate exclusively and in good faith with the Developer with respect to the Proposal described in Section 5.5(e) below.

        (d)        In the event that, at the time the Developer exercises the Unwind Rights, the structured parking facilities that are approved to be constructed on the Project Site (collectively, the “Garages”) are not otherwise complete, the Developer shall have the right to complete and place into service all or any architecturally functionally complete portion of the Garages in accordance with the then-existing Project Agreements. In addition to and after the payment of the Unwind Payment, provided that Developer has completed the Garages, the Authority shall be obligated to reimburse Developer for the hard costs of constructing the Garages in an amount not to exceed Fifty Million Dollars ($50,000,000.00) (the “Garage Payment”). If the Developer completes the Garages, all revenue generated from the Garages shall first be security for the Unwind Payment, and be paid to Developer on a priority basis pursuant to Section 5.5(c)(v) above, and then shall be applied to the Garage Payment, also on a priority basis pursuant to Sections 5.5(c)(iv) and (v) above. The liability for the Garage Payment shall be payable solely as described in the preceding sentence.

        (e)        If the Developer elects to exercise the Unwind Rights at or prior to the Final Unwind Date or in the event that an Unwind Event occurs after the Final Unwind Date, the parties agree that it is in their mutual best interest to work together in a cooperative spirit in an attempt to salvage an economically viable project. Therefore, if Developer exercises the Unwind Rights by written notice to the Authority, the Parties agree within thirty (30) days thereafter to jointly appoint and retain an investment banking firm of a type similar to Goldman Sachs, Lehman Brothers or Morgan Stanley and have such investment firm prepare a program proposal which attempts to comprehensively maximize in a commercially reasonable and responsible manner the interests of the Developer and Authority and preserve the economic viability of the Project Site under the Ground Lease taking into consideration the (i) mandate of the Authority enabling legislation, (ii) nature of the Unwind Event, (iii) contemplated scope and intent of the project to be developed under the Project Agreements, (iv) Second Addendum, (v) Franchise Team Agreements, and (vi) concepts and intent of the existing Project Agreements including but not limited to the “claw-back” provisions of the Original Redevelopment Agreement, (vii) economic parameters based on market conditions including but not limited to appropriate adjustment in Development Rights Fee payments, and (vii) applicable Legal Requirements (collectively, the “Proposal”). Upon presentation of the Proposal, the parties shall negotiate in good faith such modifications to the Project Agreements as may be reasonably necessary to implement the recommendations set forth in the Proposal. If the parties are unable to reach a mutually satisfactory agreement within 180 days after submission of the Proposal, then in that event (i) if the Unwind Event has occurred prior to the Final Unwind Date, Developer shall have the right to exercise the Unwind Rights (recognizing that the process outlined above shall cause a tolling of the Final Unwind Date and the Outside Payment Date until the end of the 180-day period specified in Section 5.5(b)(i) hereof), or (ii) if the Unwind Event has occurred after the Final Unwind Date, the Developer’s remedies shall be those provided in the Project Agreements together with Authority’s agreement to cooperate in good faith to minimize and mitigate to the extent commercially and legally practicable the impacts on the Developer caused by the Unwind Event. In the event that the parties are unable to agree on an investment firm within said thirty (30) day period, the parties agree to arbitrate the selection in accordance with the provisions of the Redevelopment Agreement.

        SECTION 6.  Franchise Team Indemnity; Authority Indemnification. (a) Indemnification by Authority. Authority covenants and agrees to indemnify, protect, defend, and hold the Developer Indemnified Parties (which shall also include any Component Entity which has executed a Component Lease and Component Agreement) harmless from and against all direct and actual (but not arising out of the negligence or misconduct of the Developer or any Developer Indemnified Party), liability, losses, damages, demands, costs, claims, actions or expenses (including attorneys’ fees and court costs) arising out of, directly resulting from the Franchise Team Agreements (each, a “Team Indemnified Claim”); provided however that a Team Indemnified Claim shall in no event include any loss, cost, damage, expense or claim arising from the failure of any Developer Indemnified Party to comply with the Approved Master Plan or any scope of work approved by the Authority pursuant to the Project Agreements or (b) any claim that would otherwise constitute a Team Indemnified Claim following the Developer or any Component Entity (but only as to such Component) entering into a cooperation agreement or other written arrangement pursuant to which a Sports Complex Tenant agrees to cooperate with the development of the Project.

        (b)       Implementation of Authority Indemnification Obligations. In any situation in which the Developer Indemnified Parties are entitled to receive and desire defense and/or indemnification by the Authority for a Team Indemnified Claim, the Developer Indemnified Parties shall give prompt notice of such Authority Indemnified Claim to Authority. Failure to give prompt notice to Authority shall not relieve the Authority of any liability to indemnify the Developer Indemnified Parties, unless such failure to give prompt notice materially impairs Authority’s ability to defend. Upon receipt of such notice, the Authority shall resist and defend any action or proceeding arising out of any Developer Indemnified Claim on behalf of the Developer Indemnified Parties, including the employment of counsel reasonably acceptable to the Developer Indemnified Parties, the payment of all expenses and the right to negotiate and consent to settlement of any Team Indemnified Claim. All of the Developer Indemnified Parties shall have the right to employ separate counsel in any action arising out of any Developer Indemnified Claim and to participate in the defense thereof, but the fees and expenses of such separate counsel shall be at the expense of the indemnified party unless the employment of such counsel is specifically authorized by the Authority, which authorization shall not be unreasonably withheld or delayed. The Authority shall not be liable for any settlement of any such action effected without its consent, but if settled with the consent of Authority or if there is a final judgment against Authority or any Developer Indemnified Party in any such action, Authority agrees to defend, indemnify and hold harmless the Developer Indemnified Parties from and against any loss or liability by reason of such settlement or judgment of a Team Indemnified Claim.

        (c)       Survival. This indemnity by the Authority shall survive the expiration or termination of this Agreement and Completion of the Project.

        SECTION 7.  Additional Components and Allocations.

        (a)        The Baseball Stadium shall be deemed to be an additional Component (the “Baseball Stadium Component”) and subject to the provisions of the Original Redevelopment Agreement relating to Components. The Baseball Stadium Component is shown on Exhibit “E-1” attached hereto.

        (b)        The Office Component shall be deemed to constitute two separate Components: the A-B Office Component and the C-D Office Component as shown on Exhibit “E-2” attached hereto.

        (c)        In furtherance of the provisions of Sections 5.2(d)(ii) and 5.3(c) of the Original Redevelopment Agreement, Authority agrees that the obligation to pay Ground Rent and Developer PILOT Payments may be allocated among the following Components in the following percentages at such time as the corresponding Component Leases are entered into, with such obligation not to be transferred to any Component Parts or Component Entities, except as expressly set forth hereinbelow:

Hotel Component – 5.30% A-B Office Component – 13.35% C-D Office Component – 13.35% Entertainment/Retail Component — 63.25% Baseball Component — 4.75%

In the event that the A-B Office Component and/or C-D Office Component are divided into additional Components pursuant to the Declaration (i.e., separate A and B Components and/or C and D Components), the obligation set forth above for each Office Component may be divided into approximately equal shares between the two new constituent Components. The Authority further acknowledges that the Entertainment/Retail Component may be further subdivided into the “ERC Main Site” and “ERC Parking Site” to segregate the parking facilities in the Entertainment/Retail Component from other operating facilities pursuant to terms to be agreed by the Parties in the Project Agreements.

        (d)        Developer acknowledges and agrees that except as set forth above Developer shall have no further right to segregate the Project Site into Component Parts or Component Interests, except in connection with a request for a modification to the Approved Master Plan as provided in the Redevelopment Agreement.

        SECTION 8.  Borough Escrow.

        (a)        On or about the date hereof, Borough and Authority have entered into a certain Second Addendum To Settlement Agreement (the “Second Addendum”), pursuant to which the Authority’s payments in lieu of taxes and other payments to the Borough will be modified to reflect the development of the Project. The Second Addendum requires the Authority to post a $150,000 escrow with Borough (the “$150,000 Escrow”) to cover reasonable costs incurred by the Borough in the negotiation of the Second Addendum, and customarily incurred in performance of the Borough’s obligations under Paragraphs 13 and 14 of the Second Addendum. Developer has agreed to post the $150,000 Escrow in satisfaction of Authority’s obligation under the Second Addendum, as set forth hereinbelow. (b) Developer shall either (i) deposit the $150,000 Escrow directly with Borough, or (ii) deposit the $150,000 Escrow with the Authority. In the event the Developer deposits the $150,000 Escrow directly with the Borough, the Authority shall notify the Borough that the $150,000 Escrow required by the Second Addendum has been deposited on the Authority’s behalf by the Developer, and the Authority will request that Borough deposit same into a separate account that shall be drawn down upon by Borough pursuant to the terms of the Second Addendum. In the event the Developer deposits the $150,000 Escrow with the Authority, the Authority shall immediately deposit such sum with the Borough as the Authority’s escrow pursuant to the Second Addendum. The $150,000 Escrow shall be paid in two installments with one-third being due on the Ground Lease Execution Date and two-thirds being on the Development Rights Fee Funding Date.

        (c)     On a monthly basis (or other time period in which Borough provides same), the Authority shall provide Developer with a statement of costs and expenses paid from the $150,000 Escrow. Developer hereby acknowledges that because the Borough will be drawing from the $150,000 Escrow pursuant to the Second Addendum, any accounting of the disbursements from the $150,000 Escrow will be generated by the Borough and the Authority’s obligations under the first sentence of this paragraph shall be limited to diligently proceeding to obtain such accounting from the Borough and transmitting the same to the Developer. In the event any portion of the $150,000 Escrow has not been disbursed to the Borough for costs permitted under Paragraph 15 of the Second Addendum prior to the completion of the Meadowlands Xanadu Redevelopment, then the Authority hereby agrees to promptly and diligently pursue the return of such balance from the Borough. If the Borough refunds such remainder to the Authority, the Authority shall immediately deliver the same to the Developer. If the Authority fails to diligently proceed to recover the above-referenced remainder of the $150,000 Escrow from the Borough, then the Developer shall have the right to pursue recovery of the same directly from the Borough and in the name of the Authority and the Authority agrees to diligently cooperate with the Developer in connection with the same.

        (d)     In the event that the Developer delivers notice to the Authority stating that it reasonably believes that any disbursement from the $150,000 Escrow by the Borough is excessive, improper, unreasonable or otherwise not permitted, then the Authority hereby agrees to promptly and diligently pursue a protest or otherwise contest the Borough’s rights to make the disbursement in question. In the event the Authority reasonably disagrees with the Developer’s belief that the Borough’s disbursement is excessive, improper, unreasonable or otherwise not permitted, Developer shall have the right to pursue a protest directly with the Borough and in the name of the Authority, and the Authority agrees to diligently cooperate with the Developer in connection with the same.

         (e)     Notwithstanding anything to the contrary set forth above, in the event the Borough shall require reimbursement, or take a disbursement from the $150,000 Escrow, for (i) costs incurred in the negotiation of the Second Addendum, and/or (ii) costs incurred in connection with matters addressed in Paragraphs 6 and/or 9 of the Second Addendum, and/or (iii) costs incurred in the performance of the Borough’s obligations under Paragraphs 13 and/or 14 of the Second Addendum, which performance was requested by the Authority rather than by Developer; then the Authority shall pay the corresponding amount to the Developer within 30 days after the Authority’s receipt of notice of such requirement by the Borough or drawn down by the Borough on the $150,000 Escrow.

        SECTION 9.  Emergency Services.

        (a)        The parties acknowledge that the Second Addendum requires the Borough and the Authority to develop a plan for provision of adequate fire, rescue and emergency medical services to the Project. Notwithstanding such provision, Developer agrees that, at its sole expense, it shall retain a qualified consultant, reasonably acceptable to Authority and Borough, to develop such plan, the components of which shall be consistent with industry standards. Developer shall require such consultant to consult with the Authority and the Borough in the course of such preparation. The final plan to be implemented shall be reasonably acceptable to the Authority and Borough, and the services described therein shall be deemed to be “adequate” for the purposes of the Second Addendum.

        (b)        Developer acknowledges that, pursuant to the plan described in subparagraph (a) above, Authority may provide fire, rescue and emergency medical services to the Project in cooperation with the Borough. Developer agrees that the Authority shall be immune from liability for damages in any civil action brought by Developer as a result of the Authority’s acts of commission or omission arising out of and in the course of its rendering in good faith any such fire, rescue and emergency medical services and, if more expansive, to the same extent that the Borough is granted such immunity as a matter of law.

        SECTION 10.  Construction Procedures Prior to Development Rights Fee Funding Date.   Notwithstanding anything set forth in the Original Redevelopment Agreement to the contrary, the Authority and Developer acknowledge and agree that in the event that Developer desires to perform any construction on the Project Site prior to the Development Rights Fee Funding Date, the terms and conditions of the Access and Indemnity Agreements shall govern and control. Notwithstanding anything set forth in the Access and Indemnity Agreements, the Access and Indemnity Agreement shall survive the Ground Lease Execution Date, and shall terminate on the Development Rights Fee Funding Date.

        SECTION 11.  Project Operating Agreement.   The Authority and the Developer acknowledge and agree that the parking management summary set forth on Exhibit “F” attached hereto (the “Parking Management Summary”) represents the understanding of the Parties with regard to parking and traffic management at the Project Site following the Development Rights Fee Funding Date. During the thirty (30) day period following the Ground Lease Execution Date, Authority and Developer shall endeavor in good faith to negotiate and finalize a definitive Project Operating Agreement that will substantially incorporate the terms of the Parking Management Summary.

        SECTION 12.  Waiver.

        (a)       Due Diligence. Developer has received an executed Due Diligence Certification in the form of Exhibit “G” attached hereto. Developer has reviewed the Provided Due Diligence Documents, as such term is defined in the Due Diligence Certification and has satisfied itself as to the contents thereof. Developer hereby waives its rights to raise any Complex Agreement Objections and all other rights set forth in Section 6.4 of the Original Redevelopment Agreement.

        SECTION 13.  Title.   Section 4.2 (b) is hereby amended to extend the Title Objection Date through the Development Rights Fee Funding Date.

        SECTION 14.  Errata.

        (a)        The words “Ground Rent Increase Index” in the last sentence of Schedule 5.2(d) of the Original Redevelopment Agreement are deleted and replaced with the words “Consumer Price Index”.

        (b)        The words “Meadowlands Master Developer Limited Partnership” in Section 10.2(a)(ii) of the Original Redevelopment Agreement are deleted and replaced with the words: “Meadowlands Mills/Mack-Cali Limited Partnership”.

        (c)        The definition of “Force Majeure Event” is amended so that the phrase “(vii) acts or omissions of the other Party, except in conformance with this Agreement” is deleted in its entirety.

        SECTION 15.  Full Force and Effect.   Except as expressly modified by this First Amendment, all of the terms and conditions of the Original Redevelopment Agreement shall continue in full force and effect, and all Parties hereto shall be entitled to the benefits thereof. .

        SECTION 16.   Counterparts.   This First Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement.

        SECTION 17.  Governing Law.   This First Amendment, including the validity thereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey.

        IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

NEW JERSEY SPORTS AND EXPOSITION AUTHORITY By: /s/ George R. Zoffinger —————————————— George R. Zoffinger President
MEADOWLANDS MILLS/MACK-CALI LIMITED PARTNERSHIP

By:  Meadowlands Mills Limited Partnership,
        its Managing General Partner
        By:  Meadowlands Mills, L.L.C.,
                its Managing General Partner
                By:  The Mills Limited Partnership,
                        its Manager
                By:  The Mills Corporation,
                       its General Partner

        By:  /s/ James F. Dausch
         ———————————
                 James F. Dausch
President - Development Division

By: Mack-Cali Meadowlands Special L.L.C.,
        General Partner
        By:  Mack-Cali Realty, L.P., sole member
                By:  Mack-Cali Realty Corporation,
                        general partner

        By:  /s/ Mitchell E. Hersh
         ———————————
                 Mitchell E. Hersh
Chief Executive Officer